Exhibit 10.7

AIRNET SYSTEMS, INC.

DIRECTOR DEFERRED COMPENSATION PLAN

(Reflects amendments through March 17, 2004)

Section 1.  PURPOSE - The Company desires and intends to recognize the value to the Company and its Affiliates of the past and present services of the Directors of the Company and its Affiliates, to encourage their continued service to the Company and its Affiliates and to be able to attract and retain superior Directors by adopting and implementing this Plan to provide such Directors an opportunity to defer compensation otherwise payable to them from the Company and/or Affiliate.

Section 2.  CERTAIN DEFINITIONS - The following terms will have the meanings provided below.

“Additions” means the credits applied to Deferred Compensation Accounts as provided in Section 4 hereof.

“Adjustment Date” means the last business day of each calendar quarter.

“Affiliate” means any organization or entity which, together with the Company, is a member of a controlled group of corporations or of a commonly controlled group of trades or businesses [as defined in Sections 414(b) and (c) of the Code], or of an affiliated service group [as defined in Code Section 414(m)] or other organization described in Code Section 414(o).

“Annual Retainer” means, with respect to any calendar year or other period, the fixed retainer which, absent an election to defer hereunder, would be payable to a Participant during those pay periods beginning in the given calendar year or other period.

“Beneficiary” means the person or persons designated in writing as such and filed with the Plan Administrator at any time by a Participant.  Any such designation may be withdrawn or changed in writing (without the consent of the Beneficiary), but only the last designation on file with the Plan Administrator shall be effective.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as may be amended from time to time.

“Common Shares” means the common shares of the Company.

“Company” means AirNet Systems, Inc. and any successor entity.

“Deferred Compensation Account” means the separate Deferred Compensation Account established for each Participant pursuant to Section 4 of the Plan.

“Director” means any director of the Company and any director of an Affiliate of the Company.

“Effective Date” means May 27, 1998.

“Eligible Compensation” means, to the extent applicable to any given Participant, the Annual Retainer and all Meeting Fees.  The extent to which a given Participant may defer a given component of Eligible Compensation shall be based upon such Participant’s eligibility to receive the given component of Eligible Compensation (as determined under applicable agreements and pay practices of the Company or applicable Affiliate) and the provisions and limitations applicable to the given component as provided under this Plan.

“Fair Market Value” of the Common Shares means the most recent closing price of the Common Shares on any securities exchange on which the Common Shares are then listed.

“Meeting Fees” means, with respect to any calendar year or other period, the fees for attendance at meetings of the Board of Directors of the Company or applicable Affiliate or any committees thereof (exclusive of expenses) which, absent an election to defer hereunder, would be payable to a Participant during those pay periods beginning in the given calendar year or other period.

“Participant” has the meaning specified in Section 3 of the Plan.

“Plan” means the AirNet Systems, Inc. Director Deferred Compensation Plan, as reflected in this document, as the same may be amended from time to time after the Effective Date.

“Plan Administrator” means the Company.

“Plan Year” means the calendar year.

Section 3.  PARTICIPANTS

Each Director as of the Effective Date shall be eligible for participation in the Plan as of such date.  Each Director who first becomes a Director after the Effective Date shall be eligible for participation in the Plan as of the date on which he becomes a Director.  A Director who is eligible for participation in the Plan and who elects to make deferral contributions pursuant to Section 4 shall be designated a “Participant” in the Plan.  A Participant shall continue to participate in the Plan until his status as a Participant is terminated by either a complete distribution of his Deferred Compensation Account pursuant to the terms of the Plan or by written directive of the Company.

Section 4.  DEFERRED COMPENSATION ACCOUNTS

A.            Establishment of Deferred Compensation Accounts.  The Plan Administrator will establish a Deferred Compensation Account for each Participant.  A Participant’s Deferred Compensation Account shall have two subaccounts— a Cash Account to record amounts allocated under Section 4.D.(ii) and a Stock Account to record amounts allocated under Section 4.D.(iii).  Such Deferred Compensation Account shall be a bookkeeping account only, maintained as part of the books and records of the Company or applicable Affiliate.

B.            Election of Participant.  With respect to each Plan Year, a Participant may elect to have a percentage or a flat dollar amount of his Eligible Compensation which is to be paid to him by the Company or applicable Affiliate for the Plan Year in question allocated to his Deferred Compensation Account and paid on a deferred basis pursuant to the terms of the Plan.  To exercise such an election for any Plan Year, within thirty (30) days prior to the commencement of the Plan Year, the Participant must advise the Plan Administrator of his election, in writing, on a form prescribed by the Plan Administrator (each, a “Deferral Notice”).  Notwithstanding the preceding sentence, in the first year of the Plan, or in the case of a Director who first becomes eligible to participate in the Plan after the Effective Date, a Participant may complete a Deferral Notice at any time within thirty (30) days following the date on which he is first eligible to participate in the Plan.  Such Deferral Notice shall apply only to Eligible Compensation payable to, or earned by, the Participant after the date on which the Deferral Notice is received by the Plan Administrator.  To the extent that a Participant completes a Deferral Notice in accordance with the provisions of this paragraph, such Deferral Notice shall remain in effect for future Plan Years until changed or revoked by the Participant.

C.            Company Contributions.  Each time a Deferral Notice is submitted to the Plan Administrator in accordance with Section 4.B. above, during the next Plan Year (or, if applicable, the remaining Plan Year), the Company or applicable Affiliate will allocate to the Participant’s Deferred Compensation Account the percentage or dollar amount of Eligible Compensation specified in the Deferral Notice.  Any amounts allocated by the Company or Affiliate under this Section 4.C. are called “Company Contributions.”

D.            Adjustment of Account Balances.

(i)            Participant Election.  At the time that a Participant submits a Deferral Notice, he shall elect the percentage of his deferred amounts to be allocated to his Cash Account (to be adjusted pursuant to Paragraph (ii) of this Section 4.D.) and his Stock Account (to be adjusted pursuant to Paragraph (iii) of this Section 4.D.).  Any election made pursuant to this Paragraph (i) shall be irrevocable with respect to the affected amounts.

(ii)           As of each Adjustment Date, the Plan Administrator shall credit the balance in the Participant’s Cash Account with Additions which shall mirror a specific interest rate.  For this purpose, the interest rate to be used shall be equal to the rate of return on       [designate investment (e.g. 3-year Treasury Bill)] as of the applicable Adjustment Date.  The crediting of Additions shall be determined by multiplying the Participant’s Cash Account balance as of the previous Adjustment Date by the applicable rate of interest determined under the preceding sentence.  The crediting of Additions shall occur so long as there is a balance in the Participant’s Cash Account regardless of whether the Participant has terminated service as a Director or has died.  The Plan Administrator may prescribe any reasonable method or procedure for the accounting of Additions.

(iii)          As of each Adjustment Date, the amount credited to the Stock Account of each Participant shall be divided by the then Fair Market Value of the Common Shares.  Upon completion of this calculation, each Stock Account shall be credited with the resulting number of whole Common Shares; and any remaining amounts shall continue to be credited to the Stock Account until converted to whole Common Shares at a future Adjustment Date.  The Stock Account of each Participant shall be credited with cash dividends on the Common Shares on and after the date credited to the Stock Account.

At the following Adjustment Date, the amount of cash dividends credited to each Stock Account (and any other amounts then credited to such account) shall be divided by the then Fair Market Value of the Common Shares; and the Stock Account of each Participant shall be credited with the resulting number of whole Common Shares and any remaining amounts shall continue to be credited to the Stock Account until converted to whole Common Shares at a future Adjustment Date.  The Plan Administrator may prescribe any reasonable method or procedure for the accounting of Additions.

E.             Stock Adjustments.  The number of Common Shares in the Stock Account of each Participant shall be adjusted from time to time to reflect stock splits, stock dividends or other changes in the Common Shares resulting from a change in the Company’s capital structure.

F.             Participant’s Rights in Accounts.  A Participant’s only right with respect to his Deferred Compensation Account (and amounts allocated thereto) will be to receive payments in accordance with the provisions of Section 5 of the Plan.

Section 5.  PAYMENT OF DEFERRED BENEFITS

A.            Time of Payment.  Distribution of a Participant’s Deferred Compensation Account shall commence within thirty (30) days of the earlier of (i) the date specified by the Participant in the Deferral Notice delivered to the Plan Administrator at the time the deferral election is made; or (ii) the date of the Participant’s termination of service as a Director due to resignation, retirement, death or otherwise.

B.            Method of Distribution.  A Participant’s Deferred Compensation Account shall be distributed to the Participant either in a single lump sum payment or in equal annual installments over a period of not more than ten (10) years.  To the extent that a Deferred Compensation Account is distributed in installment payments, the undisbursed portions of such account shall continue to be credited with Additions in accordance with the applicable provisions of Section 4.D.  In addition, if, as of any Adjustment Date, the amount allocated to a Participant’s Deferred Compensation Account is less than $1,000, the Plan Administrator may elect to pay such amount to the Participant and reduce the balance of his Deferred Compensation Account to zero.  The method of distribution shall be elected by the Participant in the Deferral Notice delivered to the Plan Administrator at the time the deferral election is made.  Cash Accounts shall be distributed in cash.  Stock Accounts shall be distributed either in Common Shares or in cash at the election of the Plan Administrator.  In the event that a distribution of a Participant’s Stock Account is made in cash, the Plan Administrator shall determine the amount of such distribution by using the Fair Market Value of the Common Shares as of either the date of distribution specified by the Participant in his Deferral Notice or the date on which the Participant’s service as a Director terminated, whichever may be applicable.

C.            Hardship Distributions.  Prior to the time a Participant’s Deferred Compensation Account becomes payable, the Plan Administrator, in its sole discretion, may elect to distribute all or a portion of such account in the event such Participant requests a distribution due to severe financial hardship.  For purposes of this Plan, severe financial hardship shall be deemed to exist in the event the Plan Administrator determines that a Participant needs a distribution to meet immediate and heavy financial needs resulting from a sudden or unexpected illness or accident of the Participant or a member of the Participant’s family, loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  A distribution based on financial hardship shall not exceed the amount required to meet the immediate financial need created by the hardship and shall be made in cash.  With respect to a Participant’s Stock Account, any hardship distribution shall be made in cash, based upon the Fair Market Value of the Common Shares as of the date of distribution.

D.            Designation of Beneficiary.  Upon the death of a Participant, his Deferred Compensation Account shall be paid to the Beneficiary designated by the Participant.  If there is no designated Beneficiary or no designated Beneficiary surviving at a Participant’s death, payment of the Participant’s Deferred Compensation Account shall be made to the Participant’s estate.

E.             Taxes.  In the event any taxes are required by law to be withheld or paid from any payments made pursuant to the Plan, the Plan Administrator shall deduct such amounts from such payments and shall transmit the withheld amounts to the appropriate taxing authority.

Section 6.  ASSIGNMENT OR ALIENATION - The right of a Participant, Beneficiary or any other person to the payment of a benefit under this Plan may not be assigned, transferred, pledged or encumbered except by Will or by the laws of descent and distribution.

Section 7.  PLAN ADMINISTRATION - The Plan Administrator will have the right to interpret and construe the Plan and to determine all questions of eligibility and of status, rights and benefits of Participants and all other persons claiming benefits under the Plan.  In all such interpretations and constructions, the Plan Administrator’s determination will be based upon uniform rules and practices applied in a nondiscriminatory manner and will be binding upon all persons affected thereby.  Subject to the provisions of Section 8 below, any decision by the Plan Administrator with respect to any such matters will be final and binding on all parties.  The Plan Administrator will have absolute discretion in carrying out its responsibilities under this Section 7.

Section 8.  CLAIMS PROCEDURE

A.            Filing Claims.  Any Participant or Beneficiary entitled to benefits under the Plan will file a claim request with the Plan Administrator.

B.            Notification to Claimant.  If a claim request is wholly or partially denied, the Plan Administrator will furnish to the claimant a notice of the decision within ninety (90) days in writing and in a manner calculated to be understood by the claimant, which notice will contain the following information:

(i)                                     the specific reason or reasons for the denial;

(ii)                                  specific reference to pertinent Plan provisions upon which the denial is based;

(iii)                               a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)                              an explanation of the Plan’s claims review procedure describing the steps to be taken by a claimant who wishes to submit his claims for review.

C.            Review Procedure.  A claimant or his authorized representative may, with respect to any denied claim:

(i)                                     request a review upon a written application filed within sixty (60) days after receipt by the claimant of written notice of the denial of his claim;

(ii)                                  review pertinent documents; and

(iii)                               submit issues and comments in writing.

Any request or submission will be in writing and will be directed to the Plan Administrator (or its designee).  The Plan Administrator (or its designee) will have the sole responsibility for the review of any denied claim and will take all steps appropriate in the light of its findings.

D.            Decision on Review.  The Plan Administrator (or its designee) will render a decision upon review.  If special circumstances (such as the need to hold a hearing on any matter pertaining to the denied claim) warrant additional time, the decision will be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review.  Written notice of any such extension will be furnished to the claimant prior to the commencement of the extension.  The decision on review will be in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions of the Plan on which the decision is based.  If the decision on review is not furnished to the claimant within the time limits prescribed above, the claim will be deemed denied on review.

Section 9.  UNSECURED AND UNFUNDED OBLIGATION - Notwithstanding any provision herein to the contrary, the benefits offered under the Plan shall constitute an unfunded, unsecured promise by the Company and its Affiliates to pay benefits determined hereunder which are accrued by Participants while such Participants are Directors.  No provision shall at any time be made with respect to segregating any assets of the Company or any Affiliate for payment of any benefits hereunder.  No Participant, Beneficiary or any other person shall have any interest in any particular assets of the Company or any Affiliate by reason of the right to receive a benefit under the Plan and any such Participant, Beneficiary or other person shall have only the rights of a general unsecured creditor of the Company and its Affiliates with respect to any rights under the Plan.  Nothing contained in the Plan shall constitute a guaranty by the Company, any Affiliate or any other entity or person that the assets of the Company or its Affiliates will be sufficient to pay any benefit hereunder.  All expenses and fees incurred in the administration of the Plan shall be paid by the Company or an Affiliate.

Section 10.  AMENDMENT AND TERMINATION OF THE PLAN - The Company reserves the right, by a resolution of the Board, to amend the Plan at any time, and from time to time, in any manner which it deems desirable, provided that no amendment will adversely affect the accrued benefits of any Participant under the Plan.  The Company also reserves the right, by a resolution of the Board, to terminate this Plan at any time without providing any advance notice to any Participant;

and in the event of any Plan termination, the Company reserves the right to then distribute all amounts allocated to Participants’ Deferred Compensation Accounts.

Section 11.  BINDING UPON SUCCESSORS - The Plan shall be binding upon and inure to the benefit of the Company, its Affiliates, any of their successors and assigns and the Participants and their heirs, executors, administrators and legal representatives.  In the event of the merger or consolidation of the Company or any of its Affiliates with or into any other corporation, or in the event substantially all of the assets of the Company or any of its Affiliates shall be transferred to another corporation, the successor corporation resulting from the merger or consolidation, or the transferee of such assets, as the case may be, shall, as a condition to the consummation of the merger, consolidation or transfer, assume the obligations of the Company or Affiliate hereunder and shall be substituted for the Company or Affiliate hereunder.

Section 12.  NO GUARANTEE OF PLAN PERMANENCY - This Plan does not contain any guarantee of provisions for continued service as a Director to any Participant nor is it guaranteed by the Company or any of its Affiliates to be a permanent plan.

Section 13.  GENDER - Any reference in the Plan made in the masculine pronoun shall apply to both men and women.

Section 14.  INCAPACITY OF RECIPIENT - In the event that a Participant or Beneficiary is declared incompetent and a guardian, conservator or other person legally charged with the care of his person or of his estate is appointed, any benefits under the Plan to which such Participant or Beneficiary is entitled shall be paid to such guardian, conservator or other person legally charged with the care of his person or his estate.  Except as provided hereinabove, when the Plan Administrator, in its sole discretion, determines that a Participant or Beneficiary is unable to manage his financial affairs, the Plan Administrator may, but shall not be required to, direct the Company to make distribution(s) to any one or more of the spouse, lineal ascendants or descendants or other closest living relatives of such Participant or Beneficiary who demonstrates to the satisfaction of the Plan Administrator the propriety of making such distribution(s).  Any payment made under this Section 14 shall be in complete discharge of any liability under the Plan for such payment.  The Plan Administrator shall not be required to see to the application of any such distribution made to any person.

Section 15.  GOVERNING LAW - This Plan shall be construed in accordance with and governed by the laws of the State of Ohio.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by a duly authorized officer as of the Effective Date.

AIRNET SYSTEMS, INC.

By:

Its:

AIRNET SYSTEMS, INC.

DIRECTOR DEFERRED COMPENSATION PLAN

DEFERRAL NOTICE

1.             ELECTION TO DEFER.

In accordance with the provisions of the AirNet Systems, Inc. Director Deferred Compensation Plan (the “Plan”), I hereby elect to defer              percent or $              of the Eligible Compensation (as defined in the Plan) payable to me for services as a Director of AirNet Systems, Inc., or any of its Affiliates.  This election supersedes any prior deferral election made by me and shall remain in effect until terminated or otherwise amended.

2.             DISTRIBUTION ELECTION.

I hereby elect to commence distribution of my Deferred Compensation Account in the Plan within 30 days of my termination as a Director or, if earlier, within 30 days of                        .

3.                                       INVESTMENT ELECTION.

I hereby elect to have amounts deferred pursuant to this election allocated to the applicable subaccounts in the following percentages (total must equal 100%):

               Cash Account

               Stock Account

4.                                       METHOD OF PAYMENT.

I hereby elect to receive the distribution of my Deferred Compensation Account in the Plan in the following form of payment:

               A single lump sum payment; or

               Substantially equal annual installments over a period of                (not to exceed 10) years.

5.                                       DESIGNATION OF BENEFICIARY.

I hereby designate                                       as my primary Beneficiary and                                       as my contingent Beneficiary(ies) to receive any amounts payable under the Plan in the event of my death.

6.                                       ACKNOWLEDGMENT.

I hereby acknowledge that my election to defer Eligible Compensation under the Plan is irrevocable with respect to amounts which are deferred under the Plan and shall remain in effect until terminated or modified.

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